EXHIBIT 99.3

EXECUTIVE OFFICERS AND DIRECTORS OF HSH NORDBANK AG

The name and citizenship of each director and officer of HSH Nordbank AG are set forth below. The business address of each person listed below is Gerhart-Hauptmann-Platz 50, 20095 Hamburg Germany. The present principal occupation or employment of each of the listed persons is set forth below.

Name	Present Principal Occupation	Citizenship
Membership of the Board of Directors
Hilmar Kopper	Chairman, HSH Nordbank AG	German
Olaf Behm	Deputy Chairman; Chairman of the Works Council, HSH Nordbank AG	German
Werner Blöcker	Member of the Board, HSH Nordbank AG	German
Detlev Bremkamp	Member of the Board, HSH Nordbank AG	German
Dr. Alexander Erdland	CEO, Wüstenrot & Württembergische AG	German
Oke Heuer	Auditor, Sparkassen- und Giroverband Schleswig-Holstein	German
Dr. Rainer Klemmt-Nissen	Managing Director, HGV Hamburg Gesellschaft für Vermögens- und Beteiligungsmanangement mbH	German
Lutz Koopmann	Member of the Board, HSH Nordbank AG	German
Dr. Joachim Lemppenau	Member of the Board, HSH Nordbank AG	German
Dr. David Raymond Morgan	Managing Director Europe & Asia-Pacific, J.C. Flowers & Co. UK LLP	Australian
Bernd Wrede	Member of the Board, HSH Nordbank AG	German
Sabine-Almut Auerbach	District Manager, ver.di Südholstein	German
Stefanie Arp	Member of the Works Council, HSH Nordbank AG	German
Astrid Balduin	Employee, HSH Nordbank AG	German
Berthold Bose	Secretary, ver.di Hamburg	German
Norbert Friedland	Member of the Works Council, HSH Nordbank AG	German
Torsten Heick	Executive Employee, HSH Nordbank AG	German
Manfred Lener	Employee, HSH Nordbank AG	German
Rieka Meetz-Schawaller	Employee, HSH Nordbank AG	German
Edda Redeker	Secretary, ver.di Nord	German
Executive Committee
Constantin von Oesterreich	CEO, HSH Nordbank AG	German
Torsten Temp	Member of the Management Board, HSH Nordbank AG	German
Edwin Wartenweiler	CRO, HSH Nordbank AG	Swiss

1